UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 or 15 (D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 4, 2019

Freedom Leaf Inc.

(Exact name of registrant as specified in its charter)

Nevada

(State or Other Jurisdiction of Incorporation)

000-55687	46-2093679
(Commission File Number)	(IRS Employer Identification No.)

3571 E. Sunset Road, Suite 420 Las Vegas, NV	89120
(Address of Principal Executive Offices)	(Zip Code)

(877) 442-0411

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[_]       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[_]       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[_]       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[_]       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [_]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [_]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 4, 2019, David Vautrin was appointed as a member of the Board of Directors of Freedom Leaf Inc. (the “Company”).

Mr. Vautrin brings invaluable Beverage and Cannabis expertise to the Company’s Board of Directors. He has a long successful track record in privately held and publicly traded, multi-billion dollar Consumer Packaged Goods (CPG) companies, as well as ownership and leadership in mid-cap and emerging growth organizations. Since March of 2017, Mr. Vautrin has been the Vice President of Sales & Marketing of Origin House (CSE: OH, OTCQX: ORHOF, formerly known as CannaRoyalty). Origin House provides investors unique access to diverse, high potential, growth-ready assets in North America’s emerging cannabis market. Mr. Vautrin just completed a two-year term as an Independent Director of New Age Beverages Corp. (Nasdaq: NBEV). NBEV is a healthy functional beverage company with a large portfolio of Beverage Brands sold in approximately 60 countries and domestically across retail and convenience stores. While on the Board of Directors, he also was on the audit committee and led the compensation committee for that company. During his tenure, the company successfully uplisted from the OTC to the NASDAQ exchange, raised over $100 million, acquired 5 companies, 4 brands, 11 patents, established robust governance, and increased liquidity of the stock while significantly expanding the company’s market capitalization. Since January of 2009, Mr. Vautrin has also been serving as a strategic advisor to DBC, a consumer goods company whose primary brand Pirouline® Rolled Wafer product is sold in approximately 30 countries and domestically, across retail channels including grocery, drug, export, value, e-commerce, food service and specialty distributors. Mr. Vautrin has also held other senior level positions, including CEO of Throwdown Industries Holdings from May 2009 to December 2016 and Senior Vice President of Cott Corporation (NYSE:COTT) from May 2007 to August 2008. He is a graduate of The State University of New York, Plattsburgh, with a degree in business administration.

In consideration of Mr. Vautrin’s first year of service as a member of the Board of Directors of the Company, Mr. Vautrin will be paid $75,000 per annum, payable in shares of the Company’s common stock valued based on the closing price as of December 24, 2018. As described in the Current Report on Form 8-K filed by the Company on August 3, 2018 (the “Current Report,” incorporated by reference herein), the Company was required by the private placement agreement described in the Current Report to take all necessary action after closing to appoint two nominees of Merida Capital Partners II, LP (“Merida”) as members of the Company’s Board of Directors, and Mr. Vautrin is the second of Merida’s nominees. Merida is a cannabis-focused private equity fund which was the lead investor in the Company’s private placement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 9, 2019

FREEDOM LEAF INC.

By: /s/ Clifford J. Perry
Clifford J. Perry
Chief Executive Officer & Director